EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 2, 2015 relating to the consolidated financial statements of Citizens Financial Group, Inc. appearing in the Annual Report on Form 10-K of Citizens Financial Group, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 28, 2015